Exhibit 99.1

          Alamosa Releases Second Quarter Customer Results;
      Exceeds 1 Million Subscribers in Original Alamosa Footprint

    LUBBOCK, Texas--(BUSINESS WIRE)--July 15, 2005--Alamosa Holdings, Inc. (Nasdaq/NM:APCS) today released second quarter customer results including net subscriber additions, total direct subscribers and average monthly customer churn separately for Alamosa (stand alone) and for the former AirGate properties and on a combined basis as follows:


                                  2Q 2004 Pro-forma    2Q 2005 Actual


Net Customer Additions:
       Alamosa (stand alone)                 40,000            42,000
       AirGate                                7,434             7,000
                                        ------------      ------------
       Subtotal                              47,434            49,000
       Purchased Subscribers                     --             3,000
                                        ------------      ------------
       Combined                              47,434            52,000
                                        ============      ============
Total Direct Subscribers:
       Alamosa (stand alone)                813,000         1,015,000
       AirGate                              375,241           432,000
       Combined                           1,188,241         1,447,000
                                        ============      ============
Average Monthly Churn:
       Alamosa (stand alone)                    2.1%              2.0%
       AirGate                                  2.6%              2.4%
                                        ------------      ------------
       Combined                                 2.2%              2.1%


    During the quarter Alamosa (stand alone) migrated approximately 3,000 subscribers that were purchased from a rural wireless service provider in Western Colorado. At June 30, 2005, Alamosa (stand alone) had approximately 1,015,000 total direct subscribers (including the purchased subscribers) while the former AirGate properties had approximately 432,000 total direct subscribers, resulting in total direct subscribers of approximately 1,447,000 for the Company as a whole.
    "We produced solid customer results during the second quarter, including lower average monthly customer churn in both properties while continuing the momentum we experienced in 2004 and the first quarter of 2005," stated David E. Sharbutt, Chairman & Chief Executive Officer of Alamosa Holdings, Inc. "Passing the one million customer mark in the original Alamosa territories is another significant milestone and a notable achievement given the short history of our company. As we indicated, growth in the AirGate territories slowed during the second quarter, due to seasonality and focus on improvements in our network infrastructure and distribution systems to support future growth and marketing efforts." Mr. Sharbutt concluded by stating, "With the first half of 2005 complete, we remain on track to deliver another year of solid performance and growth for all of Alamosa's stakeholders."

    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE:FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, Georgia, South Carolina, North Carolina and Tennessee. Alamosa's territory includes licensed population of 23.2 million residents, including 15.8 million residents in Alamosa's territories and 7.4 million residents in the recently acquired AirGate properties.

    FORWARD-LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties, including such statements that include, but are not limited to statements about the benefits of the merger between Alamosa and AirGate PCS, Inc. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2004 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.

    CONTACT: Alamosa Holdings, Inc.
             Jon D. Drake, 806-722-1455
             jdrake@alamosapcs.com